Exhibit 21.1

List of Subsidiaries of Everbridge, Inc.

Company Name	Jurisdiction
Beijing Wan Qiao Da Guan Information & Technology Ltd.	China
CNL Software Limited	United Kingdom
CNL Software, Inc.	Delaware
Connexient, Inc.	Delaware
Everbridge Asia Pte. Ltd.	Singapore
Everbridge Holdings Limited	United Kingdom
Everbridge Denmark ApS	Denmark
Everbridge Europe Limited	United Kingdom
Everbridge Finland OY	Finland
Everbridge France SAS	France
Everbridge Netherlands Holdings B.V.	Netherlands
Everbridge Netherlands B.V.	Netherlands
Everbridge Norway AS	Norway
Everbridge Securities Corporation	Massachusetts
Microtech USA LLC	Delaware
NC4, LLC	Delaware
NC4 Public Sector, LLC	Delaware
Previstar, Inc.	Delaware
Previstar Private Limited	India
Red Sky Technologies, Inc.	Michigan
SnapComms Limited	New Zealand
SnapComms, Inc.	Delaware
Svensk Krisledning AB	Sweden
Techwan SA	Switzerland
The Anvil Group (International) Limited	United Kingdom
UMS AB	Sweden
Unified Messaging Systems & Services Private Limited	India
xMatters, Inc.	California